Exhibit 99.1
News Release

For More Information Contact:	For Release — April 26, 2006
Douglas C. Mills
Chairman of the Board and Chief Executive Officer
217-365-4512
First Busey Announces Notice of Redemption of
First Busey Capital Trust I
9.00 Percent Trust Preferred Securities
     Urbana, IL, April 26, 2006 — First Busey Corporation (Nasdaq: BUSE) announced that First Busey Capital Trust I (the “Trust”), a subsidiary of First Busey Corporation, will redeem on June 19, 2006 (the “Redemption Date”) all 2,500,000 of its 9.00% Cumulative Trust Preferred Securities and all 77,319 of its 9.00% Common Securities at a redemption price equal to the $10.00 liquidation amount of each security, plus all accrued and unpaid distributions per security to the Redemption Date. All distributions accruing on the Trust Preferred Securities and the Common Securities will cease to accrue effective the Redemption Date. Wilmington Trust Company, as property trustee of the Trust, will notify holders of the redemption.
     The Trust is taking such action in connection with the concurrent prepayment by First Busey Corporation of all of its $25,773,190 9.00% Junior Subordinated Deferrable Interest Debentures due 2031 (the “Debentures”) which are held exclusively by the Trust. The Debentures have a stated maturity date of June 18, 2031 but may be prepaid at any time on or after June 18, 2006. The Debentures are to be prepaid on the Redemption Date at a prepayment price equal to the principal outstanding amount of the Debentures plus accrued and unpaid interest to the Redemption Date.
     The Company anticipates that, upon receipt of any required regulatory approvals, it will establish a new trust that will issue a new series of trust preferred securities in the amount of approximately $30,000,000, as part of a pooled trust preferred program. The proceeds of the new issue will be used, to redeem the current Trust Preferred Securities and to repay other outstanding indebtedness of the Company.
Forward-Looking Statements
     This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this release was prepared. The Company does not assume any obligation to update the forward-looking statements. There are several factors, many beyond our control, that could cause our results to differ significantly from expectations including our ability to integrate acquisitions and realize expected cost savings and revenue enhancements from acquisitions; adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of our allowance for loan losses; our ability to maintain or improve origination volumes and competitive influences on product pricing. Additional factors can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s web site (www.sec.gov).
About First Busey
Corporate Profile
     First Busey Corporation (Nasdaq: BUSE) is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has twenty-one banking centers serving Champaign, McLean, Ford, Peoria, and Tazewell Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana, and a loan production office in Ft. Myers, Florida. On March 31, 2006, Busey Bank had total assets of $1.8 billion. On July 29, 2005, First Busey Corporation acquired Tarpon Coast Bancorp, Inc. and its primary subsidiary, Tarpon Coast National Bank, Port Charlotte, Florida. Busey Bank Florida and Tarpon Coast National Bank merged at the close of business on February 17, 2006, and the resultant bank is Busey Bank, N.A. Busey Bank N.A. is a federally-chartered bank headquartered in Port Charlotte, Florida, with seven banking centers serving Lee, Charlotte, and Sarasota Counties in Southwest Florida. Busey Bank N.A. had total assets of $422 million as of March 31, 2006. Busey provides electronic delivery of financial services through Busey e-bank, http://www.busey.com.
     Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary. Busey Insurance Services, Inc. is a provider of personal insurance products. Busey Investment Group has approximately $2.3 billion in assets under care.
     First Busey Corporation’s common stock is traded on the Nasdaq Stock Exchange under the symbol “BUSE.” First Busey Corporation has a repurchase program in effect under which it is authorized to purchase up to 750,000 shares of stock.